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                                                                   Exhibit 10.06

                                                                   June 21, 1991

Mr. John Winkelhaus
Sr. Vice President Sales
Ingram Micro
2801 S. Yale St.
Santa Ana, California  92704

Dear John:

      This letter will confirm Ingram Micro's offer to you of employment as Senior Vice President of Europe. In this capacity you will be responsible for all facets of Ingram Micro's European operation, including Ingram SoftEurop, Ingram Micro (UK), the Ingram Co-ordination Center, and our planned acquisitions and/or joint ventures in the Nordic and Germanic countries. You will report to the Chairman and Chief Executive Officer, Linwood A. Lacy, Jr. You will serve on the Boards of Ingram SoftEurop, Ingram Micro (UK), Ingram Micro Europe, and the Ingram Co-ordination Center. You will be expected to live in Belgium and will be an employee of the Co-ordination Center.

      Your direct reports will be Jean Walreavans, Managing Director of Ingram SoftEurop, Martin Blaney, Managing Director of Ingram Micro (UK) and Thierry Denaisse in his role as Managing Director of the Ingram Co-ordination Center. As additional joint ventures or acquisitions are made the respective heads of those organizations will report to you as well. As you know, Jean Walreavans will be leaving Ingram's employment within the next six months, and one of your first key responsibilities will be to locate and train his replacement.

      We would expect you to assume this responsibility in November or December of 1991, knowing that there are major and important sales tasks that you need to perform in the States in your present responsibility between now and then. Also, we will need to locate and, with your assistance, train a successor as Senior Vice President of Sales.
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Mr. John Winkelhaus                    2                           June 21, 1991

      Your base salary will be $200,000 per year to be paid on the company's normal payroll cycle. You will have a performance and salary review on December 31, 1992, and annually thereafter. In addition the company will pay your actual cost of rental housing in Belgium, including all utilities except telephone. The company will provide you a car, including operating expenses, insurance, etc.

      The company will provide the full cost of tuition and fees for your children when they are ready to attend school. The company will pay for language training for you, your wife, and your children, as appropriate. This training can begin when you wish. Ken Woolf has arranged for lessons with Berlitz in Orange County.

      Your will be eligible for an Executive Bonus Plan which will be based upon the European profitability/return on investment and your individual performance goals in 1992. The target bonus will be 50 percent of your earned salary in 1992, 40 percent of which will be paid for attainment of personal performance goals and 60 percent of which will be paid upon attainment of the European profit goals. This bonus will be paid the first week in March 1993. Since we anticipate that our European operations will be in a turnaround and building mode, the profit goals for 1992 will be drawn with this in mind. We may work with you to construct a series of performance objectives, which are more independent of profit performance than what you are used to in the U.S. program.

      For the remainder of 1991 you will continue to be compensated under the programs of the Senior Vice President of Sales, including your Quarterly Sales Executive Bonus and the Annual Executive Bonus Plan, and your present salary. Your new salary and bonus program will begin Jan 1, 1992.

      In light of your receipt of free use of a car in Europe, your supplemental benefits allowance of $8K per year will be suspended, as long as you are in Europe.

      Your total compensation will be split into the appropriate portions to be paid partially in the host country currency and partially in U.S. dollars deposited to your domestic checking account. The split proportions will be determined by you. You will have available to you both Ingram Industries tax council and the advice of Price Waterhouse in Belgium.

      You requested of us additional cost of living adjustment beyond the free housing and education. Our analysis is that your effective tax cost will be lowered
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Mr. John Winkelhaus                    3                           June 21, 1991

by the Federal allowance provided to Americans working out of the country, the absence of California state tax, and the low tax rate in Belgium (resultant from the Coordination Center employment and your frequent out of country travels). We believe the allowances and tax benefits more than outweigh any additional living costs.

      If you and we determine that this is not the case, now, or in the future, then we will adjust your compensation to "keep you whole".

      This assignment is for at least two years. We hope you will be able and willing to stay longer. We will expect you to make a good faith effort to remain in the position for that two year minimum.

      If you chose to leave Ingram Micro employment at any time during your European assignment, it will be Ingram Micro's financial responsibility to move you and your family back to the U.S., if your new employer will not bear your moving costs. The only exception to this commitment is if you go to work for a direct competitor of Ingram Micro, in the microcomputer distribution business.

      Ingram Micro will pay the full cost of relocation for you and your family, including temporary housing, any furniture storage, etc. Any costs which are not deductible for tax purposes will be grossed up. There will be a $5,000 "miscellaneous relocation allowance" to cover incidental costs to you in the move. We will pay for furniture and car storage in the U.S. for the duration of your International assignment.

      Your health benefits will be the same as for other Ingram Co-ordination senior employees. Your group life insurance coverage will continue in effect while you work out of the country. Your participation in the Ingram Industries Employee Thrift Plan (401K Plan) must be discontinued, but you are eligible to participate in the supplemental executive deferred compensation plan.

      Ingram Micro will pay for two home leave return trips per year for you and your family to the U.S. We assume these will be likely around family vacations. We would expect you to make every effort to co-ordinate such return trips with your business travel, to minimize the cost to the company. You should observe a vacation schedule of three weeks per year for yourself, in accordance with U.S. practice for a five year employee.
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Mr. John Winkelhaus            4                  June 21, 1991

      It is important that we make clear what are your reassignment options, if you wish to return to the States after two years. The company will make every effort to provide you with an appropriate position within Ingram Micro or Ingram Industries. However, there can be no commitment of a U.S. position under every business circumstance.

      We look forward to your excellent leadership of Ingram Micro's European operations.

      If you have any questions, please contact me.

      Please acknowledge and accept this assignment by signing below.

                              Very truly yours,

                              Linwood A. Lacy, Jr.

cc.  Bronson Ingram
       Phil Pfeffer
       David Dukes
       Ken Woolf

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John Winkelhaus                                 Date